UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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Specialty Underwriters’ Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On April 27, 2009, Specialty Underwriters’ Alliance, Inc. (“SUA”) issued the following press release, which was also posted to the website http://ir.suainsurance.com/proxy.cfm.

FOR FURTHER INFORMATION:
Specialty Underwriters’ Alliance, Inc.	Financial Relations Board
Scott Goodreau	Leslie Loyet
(888) 782-4672	(312) 640-6672
sgoodreau@suainsurance.com	lloyet@mww.com
FOR IMMEDIATE RELEASE
MONDAY, APRIL 27, 2009
ANOTHER LEADING PROXY ADVISORY FIRM RECOMMENDS
REJECTION OF HALLMARK’S SLATE IN SPECIALTY UNDERWRITERS’
ALLIANCE, INC. PROXY CONTEST
CHICAGO — April 27, 2009 — Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) (“SUA”) announced today that Proxy Governance, Inc., a leading independent proxy advisory firm, has recommended that stockholders vote for SUA’s current slate of directors set forth on the WHITE proxy card and not to vote for the nominees recommended by dissident stockholder Hallmark Financial Services, Inc. SUA’s Annual Meeting of the Stockholders will be held at 9:00 a.m. local time on May 5, 2009 at 222 South Riverside Plaza, 19th Floor in the Lake County Room, Chicago, IL 60606.
In reaching its decision, Proxy Governance stated, “because the dissidents’ argument that the incumbent directors have overseen a ‘disaster since the day they raised capital’ is utterly unsupported by the complete set of facts — which show, by contrast, a young company investing in its operations in its first year and scaling up a strong business with healthy returns in subsequent years — we believe shareholders will be better served by electing the management of incumbent nominees.”
Proxy Governance notes that SUA’s board is comprised of highly qualified directors who have “stewarded [stockholders’] investment well over the past four years.”
Courtney Smith, SUA’s Chairman stated, “We are pleased that two leading proxy advisory firms, Proxy Governance and Glass Lewis, have recommended voting for SUA’s current slate of directors. We believe it is affirmation that SUA’s board of directors is independent, engaged and always seeking to increase stockholder value, whether through organic growth or a merger or sale that takes into account SUA’s intrinsic value.”

Proxy Governance is widely recognized as a leading independent proxy advisory firm. Its recommendations are relied upon by major institutional investment firms, mutual funds and other fiduciaries throughout the country.
If you have any questions, please call SUA’s proxy solicitation firm, The Altman Group, toll free at (866) 620-5668.
About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.
Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.